UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ALASKA AIR GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

P.O. Box 68947
Seattle, Washington 98168

April 22, 2004

Dear Participant:

You are receiving this letter because you are a participant in an employee stock plan which is administered by Fidelity Institutional Retirement Services Company ("Fidelity") and/or Putnam Fiduciary Trust Company ("Putnam") as Trustee.

Enclosed are instructions allowing you to tell Fidelity and/or Putnam how to vote the shares Alaska Air stock allocated to your account(s) in any of the plans at the 2004 Annual Meeting of Stockholders.

It is important that you provide instructions to Fidelity and Putnam on all proposals set forth in the voting instructions. If you do not indicate a choice on a proposal, Putnam will vote your shares in the same proportion, for or against, as the shares for which instructions were received, while Fidelity will not vote your shares if no instruction is given.

The Company's Board recommends that you vote your shares as follows:

      FOR    the Board's nominees in Proposal 1,
       FOR    Proposal 2, and
       AGAINST    Proposals 3—12.

Sincerely,
/s/ Keith Loveless Keith Loveless General Counsel & Corporate Secretary